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                                                                     Exhibit (f)

             [LETTERHEAD OF BOWLES HOLLOWELL CONNER APPEARS HERE]



                                 June 2, 1999

Board of Directors
O'Sullivan Corporation
1944 Valley Avenue
Winchester, Virginia 22601

Dear Members of the Board:

     You have requested our opinion as to the fairness, from a financial point of view, to the stockholders of O'Sullivan Corporation ("O'Sullivan"), of the consideration to be received by such stockholders pursuant to the terms of the Agreement and Plan of Merger, dated as of June 2, 1999 (the "Agreement"), among O'Sullivan, The Geon Company ("Geon"), and TGC Acquisition Company, a wholly-owned subsidiary of Geon. Pursuant to the Agreement, the stockholders of O'Sullivan will receive $12.25 net in cash for each share of O'Sullivan Common Stock, par value $1.00 per share. For purposes of this opinion, the "Transaction" means the proposed acquisition of 100% of the outstanding shares of O'Sullivan by Geon, the terms of which are more fully set forth in the Agreement.

     In arriving at our opinion, we have, among other things:

       . Reviewed the Agreement, including the financial terms of the Transaction;

       . Reviewed certain historical business, financial, and other information regarding O'Sullivan that was publicly available or furnished to us by members of O'Sullivan management;

       . Reviewed certain financial forecasts and other data provided to us by members of O'Sullivan management relating to its business;

       . Conducted discussions with members of O'Sullivan management with respect to its business, financial, and other information, including its business prospects and financial forecasts, and the effects of the Transaction;

       . Reviewed the current and historical market prices of O'Sullivan Common Stock;

       . Compared the financial position and operating results of O'Sullivan with those of publicly traded companies we deemed relevant;

       . Compared the financial terms of the Transaction with certain of the financial terms of other similar transactions we deemed relevant; and

       . Conducted such other financial studies, analyses, and investigations as we deemed appropriate.
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Board of Directors
O'Sullivan Corporation
June 2, 1999
Page 2


     In connection with our review, we have relied upon the accuracy and completeness of the foregoing financial and other information, and we have not assumed any responsibility for any independent verification of such information. With respect to O'Sullivan's financial projections, we have assumed that they have been reasonably prepared and reflect the best currently available estimates and judgements of O'Sulllivan's management as to the expected future financial performance of O'Sullivan. We have discussed O'Sullivan's financial projections with management of O'Sullivan, but we assume no responsibility for and express no view as to O'Sullivan's financial projections or the assumptions upon which they are based. In arriving at our opinion, we have not conducted any physical inspection of the properties or facilities of O'Sullivan and have not made or been provided with any evaluations or appraisals of the assets or liabilities of O'Sullivan.

     In rendering our opinion, we have assumed that the Transaction will be consummated on the terms described in the Agreement that we reviewed, without any waiver of any material terms or conditions. Our opinion is necessarily based on economic, market, financial, and other conditions and the information made available to us as of the date hereof. Although subsequent developments may affect this opinion, we do not have any obligation to update, revise, or reaffirm this opinion. Our opinion does not address the relative merits of the Transaction and the other business strategies considered by O'Sullivan's Board of Directors, nor does it address the Board of Directors' decision to proceed with the Transaction.


     Bowles Hollowell Conner is a division of First Union Capital Markets Corp., an investment banking firm and an affiliate of First Union Corporation. We have been engaged to render financial advisory services to O'Sullivan in connection with the Transaction and will receive a fee for such services which include the delivery of this opinion. In the ordinary course of our business, we and our affiliates may actively trade or hold the securities of O'Sullivan for our own account or for the account of our customers and, accordingly, may at any time hold a long or short position in such securities. We or our affiliates have in the past provided investment banking and financial advisory services to O'Sullivan unrelated to the proposed Transaction, for which services we have received compensation.

     It is understood that this letter is solely for the benefit of Board of Directors of O'Sullivan and is not intended to confer rights or remedies upon shareholders of O'Sullivan or any other person. This opinion may not be summarized, excerpted from or otherwise publicly referred to without prior written consent, except that this opinion may be reproduced in full or summarized in any proxy or information statement mailed or provided to the stockholders of O'Sullivan or in any other filing made under the federal securities laws.
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Board of Directors
O'Sullivan Corporation
June 2, 1999
Page 3


     Based upon and subject to the foregoing, our experience as investment bankers, our work as described above and other factors we deemed relevant, we are of the opinion that, as of the date hereof, the consideration to be received by the stockholders of O'Sullivan in the Transaction is fair, from a financial point of view.

                                                Sincerely,

                                                BOWLES HOLLOWELL CONNER

                                                /s/ Brian P. McDonagh

                                                Brian P. McDonagh
                                                Managing Director